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As filed with the Securities and Exchange Commission on January 18, 2002

Registration No. 333-75480

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Click2learn, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	91-1276003 (I.R.S. Employer Identification Number)

110-110th Avenue NE
Bellevue, Washington 98004
(425) 462-0501
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

John D. Atherly
Vice President, Finance and Administration
and Chief Financial Officer
Click2learn, Inc.
110-110th Avenue NE
Bellevue, Washington 98004
(425) 462-0501
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:
Scott L. Gelband
Perkins Coie LLP
505 Fifth Avenue South, Suite 620
Seattle, Washington 98104-3846
(206) 287-3505

      Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

      If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Offering Price(2)	Proposed Maximum Per Share Offering Price(2)	Amount of Registration Fee(3)

Common Stock, $.01 par value	3,680,000 shares	$9,439,200	$2.565	$2,255.97

Common Stock, $.01 par value, issuable on exercise of warrants	1,962,400 shares	5,033,556	2.565	1,203.02

Total	5,642,400 shares	$14,472,756	$2.565	$3,458.99

(1)
All 5,642,400 shares registered pursuant to this registration statement are to be offered by the selling stockholders. Pursuant to Rule 416, this registration statement also covers such number of additional shares of common stock to prevent dilution resulting from stock splits, stock dividends and similar transactions pursuant to the terms of the warrants referenced above. This number does not include any additional shares that may be issuable as a result of the failure by the Company to keep the prospectus available for use by the selling stockholders in certain circumstances.
(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 on the basis of the average of the high and low selling prices of the Common Stock on December 13, 2001, as reported on the Nasdaq National Market.
(3)
This amount has previously been paid, upon filing of the Registration Statement on Form S-3 (File No. 333-75480).

      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 18, 2002

5,642,400 Shares

Click2learn, Inc.
Common Stock

        All of the 5,642,400 shares of common stock of Click2learn, Inc. are being sold by the selling stockholders listed on page 15 of this prospectus. We will not receive any proceeds from the sale of shares offered by the selling stockholders.

        The selling stockholders may sell the shares from time to time on the Nasdaq National Market at the prevailing market price or in negotiated transactions.

        Our common stock is traded on the Nasdaq National Market under the symbol "CLKS". On January 17, 2002, the last reported sale price of our common stock was $2.610 per share.

        Investing in the common stock involves a high degree of risk. See "Risk Factors" beginning on page 5.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2002.

TABLE OF CONTENTS

Forward-Looking Statements
Where You Can Find More Information
Click2learn, Inc.
Risk Factors
Use of Proceeds
Selling Stockholders
Plan of Distribution
Legal Matters
Experts

FORWARD-LOOKING STATEMENTS

    This prospectus and the documents incorporated herein by reference include "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. This Act provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective information about themselves so long as they identify these statements as forward-looking and provide meaningful cautionary statements identifying important factors that could cause actual results to differ from the projected results. All statements other than statements of historical fact we make in this prospectus or in any document incorporated by reference are forward-looking. In particular, the statements herein regarding industry or economic prospects and our future results of operations or financial position are forward-looking statements. Forward-looking statements reflect our current expectations and are inherently uncertain. Our actual results may differ significantly from our expectations. The section entitled "Risk Factors" that appears in this prospectus describes some, but not all, of the factors that could cause these differences.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

    We file reports, proxy statements and other information with the SEC. You may read any document we file at the SEC's public reference room in Washington, D.C. Please call the SEC toll free at 1-800-SEC-0330 for information about its public reference room. You may also read our filings at the SEC's web site at http://www.sec.gov.

    We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933. This prospectus does not contain all of the information in the registration statement. We have omitted certain parts of the registration statement, as permitted by the rules and regulations of the SEC. You may inspect and copy the registration statement, including exhibits, at the SEC's public reference facilities or web site. Our statements in this prospectus about the contents of any contract or other document are not necessarily complete. You should refer to the copy of each contract or other document we have filed as an exhibit to the registration statement for complete information.

    The SEC allows us to "incorporate by reference" into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is part of this prospectus, and any later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and any additional documents filed by us with the SEC under

Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is terminated:

  •
  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

  •
  Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001.

  •
  Our Current Reports on Form 8-K dated January 15, 2001, April 17, 2001, November 15, 2001 and December 12, 2001.

  •
  The description of the common stock in our Registration Statement on Form 8-A filed on May 19, 1998, under Section 12(g) of the Exchange Act.

    You may obtain these documents free of charge by contacting our corporate secretary at our principal offices, which are located at 110-110thAvenue, N.E., Bellevue, Washington, 98004, Attention: Investor Relations, or by calling (425) 462-0501.

    You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. The selling stockholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

Click2learn, Inc.

    We are a leading developer and provider of enterprise e-Learning software products and services for Global 2000 companies, government agencies and educational institutions. We design, develop, market, license and support an integrated suite of e-Learning software products and related services that allow our customers to cost-effectively create, personalize and manage the delivery of educational content. We recently introduced our new Aspen Enterprise Learning Platform ("Aspen"), a suite of software products that unifies collaborative content development (Aspen Content Development Server), personalized content delivery (Aspen Learning Experience Server) and comprehensive learning management (Aspen Learning Management Server) in an integrated system designed to be open, flexible and scalable.

    We provide our e-Learning platform to customers across a broad range of industries, including financial services, accounting, healthcare, insurance, technology, manufacturing, telecommunications, transportation, utilities, government and education.

    We were originally incorporated under the name Asymetrix Corporation in the State of Washington in 1984. We reincorporated in Delaware under the name Asymetrix Learning Systems, Inc. in 1998 and changed our name, most recently, to Click2learn, Inc. in June 2001. Our executive offices are located at 110-110th Avenue NE, Bellevue, Washington 98004. Our telephone number at this location is (425) 462-0501. Our web site is located at http://www.click2learn.com. Information contained in our web site is not part of this prospectus.

RISK FACTORS

    You should consider carefully the risks described below before purchasing our common stock. The risks described below are not the only ones that we may face. If any of the events underlying the risk factors actually occur, our business, financial condition and results of operations could be materially and adversely affected. In such case, the trading price of our common stock could decline and you could lose part or all of your investment.

Risks Related to Our Business

We have a limited operating history in our current markets, which makes it difficult to predict our future performance.

    Our limited operating history in our current markets makes it difficult to predict our future performance and may not provide investors with a meaningful basis for evaluating an investment in our common stock. From our inception until early 1995, we were engaged in various research and development activities and in developing and marketing multimedia authoring products, database and Internet tools, web publishing products and other ancillary products, most of which we do not currently sell. In 1995, we began to focus our development and marketing efforts on products and services for the enterprise learning market. We released the Aspen platform in September 2001. Accordingly, we have a limited operating history on which to evaluate our current business and future prospects.

Our quarterly operating results are uncertain and may fluctuate significantly, which could negatively affect the value of your investment.

    Our operating results have varied significantly from quarter to quarter and are likely to continue to fluctuate as a result of a variety of factors, many of which we cannot control. Factors that may adversely affect our quarterly operating results include:

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  the size and timing of product orders and the timing and execution of professional services engagements;

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  the mix of revenue from products and services;

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  the mix of products sold;

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  the ability to meet client project milestones;

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  the market acceptance of our products and services;

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  our ability to develop and market new or enhanced products and services in a timely manner and the market acceptance of these products and services;

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  the timing of revenues and expenses;

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  recognition of impairment of existing assets; and

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  the timing of revenue recognition.

    Our future revenues are difficult to predict and we may not be able to adjust spending in response to revenue shortfalls. Our limited operating history with our current e-Learning solutions, possible acquisitions and the emerging nature of the e-Learning market, make prediction of future revenue and expenses difficult. Expense levels are based, in part, on expectations as to future revenue and largely are fixed in the short term. We will likely be unable to, or may not elect to, reduce spending quickly enough to offset any unexpected revenue shortfall. If we are unable to predict future revenue accurately, we may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall.

Our business currently does not generate the cash needed to finance our operations, and for that and other reasons we may need additional financing in the future, which we may be unable to obtain.

    Our business currently does not generate the cash needed to finance our operations. As a result, we may need additional funds to finance our operations in the future as well as to enhance our products and services, fund our expansion, respond to competitive pressures or acquire complementary businesses or technologies. In addition, poor financial results, additional expenses or unanticipated opportunities that require capital commitments could give rise to additional financing requirements sooner than we expect. We may be unable to obtain financing on terms favorable to us, or at all. If adequate funds are not available or are not available on acceptable terms, we may be unable to finance our operations, enhance our services, fund our expansion, respond to competitive pressures or take advantage of business opportunities and we may need to significantly restrict our operations.

We have a history of losses and anticipate continued losses in the future.

    We incurred net losses of approximately $16.8 million and $10.5 million in the year ended December 31, 2000 and the nine months ended September 30, 2001, respectively. As of September 30, 2001, our accumulated deficit was $202.8 million. We have not achieved profitability and expect to continue to incur operating losses at least through the year ending December 31, 2001. Even if we do achieve profitability, we may be unable to sustain or increase profitability on a quarterly or annual basis.

We face risks encountered by early-stage companies in emerging markets and may be unsuccessful in addressing these risks.

    We face risks frequently encountered by early-stage companies in new and rapidly evolving markets. Specific risks we face relate to the demand for and market acceptance of our e-Learning solutions. We may fail to adequately address these risks, and therefore our business may suffer. To address these risks, we must:

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  effectively market our e-Learning solutions to new and existing customers;

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  continue to enhance the technology upon which our e-Learning solutions are based;

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  successfully implement our e-Learning solutions for our customers and generate continuing revenues from those customers; and

  •
  address and establish new technologies and technology standards.

The e-Learning market is in the early stages of development and may not grow to a sufficient size or at sufficient rate to sustain our business.

    The e-Learning market is in the early stages of development, and may not grow to a sufficient size or at sufficient rate for our business to succeed. Corporate training and education historically have been conducted primarily through classroom instruction and traditionally have been performed by internal personnel. Although technology-based training applications have been available for several years, they currently account for only a small portion of the overall training market. Accordingly, our success will depend on the extent to which companies migrate from traditional training methods to technology-based solutions in connection with their training activities. In addition, our success will depend upon the extent to which companies utilize the products or services of third-party providers and whether companies adopt hosted e-Learning solutions.

    We provide a hosted solution for some of our customers through our data center. Those users may access our e-Learning solutions over the Internet. Any factors that adversely affect Internet usage could disrupt the ability of those users to access our e-Learning solutions, which could adversely affect customer satisfaction and therefore our business. Factors which could disrupt Internet usage include slow access and download times, security concerns, network problems or service disruptions that prevent users from accessing an Internet server and delays in, or disputes concerning, the development of industry wide Internet standards and protocols.

    Many companies that have already invested substantial resources in traditional training methods may be reluctant to adopt a new strategy that may limit or compete with their existing investments. Even if companies implement technology-based training or e-Learning solutions, they may still choose to design, develop, deliver or manage all or a part of their education and training internally. If e-Learning does not become widespread, or if companies do not use the products and services of third parties to develop, deliver or manage their training needs, then our e-Learning solutions may not be commercially successful.

Our pricing, expense and revenue model for our Aspen platform is unproven, and may not yield results sufficient for our business to succeed.

    Our Aspen platform was commercially released in September 2001. The pricing, expense and revenue model for our Aspen platform have not been tested in the marketplace, and may not yield results sufficient for our business to succeed. If the pricing is not acceptable to our customers, the Aspen platform may not be commercially successful.

We face intense competition from other e-Learning providers and may be unable to compete successfully.

    The e-Learning market is highly fragmented and competitive, with no single firm accounting for a dominant market share. Our competitors vary in size, scope and the breadth of products and services offered. We face competition from:

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  other developers of learning management systems, such as Saba, Docent, Thinq and Knowledge Planet, as well as publishers of e-Learning courses that sell management systems with their titles such as SmartForce or DigitalThink;

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  large professional consulting firms and in-house training departments;

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  many small, regional e-Learning and technology-based training services businesses; and

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  developers of web authoring tools.

    Many of our existing and potential competitors have longer operating histories and significantly greater financial, technical, marketing and other resources and therefore may be able to respond more quickly to new or changing opportunities, technologies, standards and customer requirements. Many of these competitors also have broader and more established distribution channels that may be used to establish strategic alliances or deliver competing products or services directly to customers. If these competitors were to bundle competing products or services with the products and services of their strategic partners, the demand for our products and services might be substantially reduced and our ability to market and sell products and services successfully may be substantially diminished. In addition, the existence or announcement of strategic relationships involving our competitors could adversely affect our ability to attract and retain customers.

    Because of the lack of significant barriers to entry in the e-Learning market, new competitors are likely to enter this market in the future. Increased competition is likely to result in price reductions, reduced gross margins and loss of market share. We may not be able to contend effectively with such increased competition.

A deterioration of general economic conditions may materially and adversely affect our business.

    Our revenues are subject to fluctuation as a result of general economic conditions. A significant portion of our revenue is derived from the sale of products and services to Global 2000 companies or government agencies, which historically have reduced their expenditures for education and training during economic downturns. In recent months, our sales force has experienced increased delays, cancellations or reductions in scope of sales opportunities as a result of the downturn in the economy. Recent incidents of terrorism could cause the economy to weaken further. Should the economy weaken in any future period, these organizations may further delay, cancel, or reduce their expenditures on education and training, which could adversely affect our business.

If we are unable to build the Click2learn and Aspen brands, we may be unable to grow our business.

    We believe that establishing and maintaining the Click2learn and Aspen brands will be critical to the success of our e-Learning strategy and that the importance of brand recognition will increase due to the growing number of enterprise learning software products. We intend to increase our marketing and branding expenditures in our effort to increase our brand awareness. If our brand building strategy is unsuccessful, these expenses may never be recovered, and our business could be materially harmed.

Acquisitions or investments may drain capital and equity resources, divert management's attention or otherwise harm our business.

    In the future we may acquire or make investments in other businesses, products or technologies. Such acquisitions or investments may require that we pay significant cash, issue stock or incur substantial debt. In addition, such acquisitions or investments may require significant managerial attention, which may be diverted from our other operations. These capital, equity and managerial commitments may impair the operation of our business. Furthermore, acquired businesses may not be effectively integrated, may be unable to maintain key pre-acquisition business relationships, may contribute to increased fixed costs and may expose us to unanticipated liabilities.

International expansion may impose substantial burdens on our resources, divert management's attention or otherwise harm our business.

    Our current and planned expansion into international markets will require extensive management attention and resources. In addition, we will need to rely extensively on third parties in foreign countries to help conduct our international operations and conduct sales and marketing efforts. Our success in international markets consequently will depend to a large degree on the success of these third parties, over which we have little control. If they are unwilling or unable to dedicate sufficient resources to our relationships, our international operations will suffer. Furthermore, our efforts abroad are subject to a number of additional risks inherent in international operations, including:

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  difficulties and costs of staffing and managing foreign offices;

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  different learning styles and cultures;

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  numerous and potentially conflicting regulatory requirements;

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  export controls, import tariffs and other barriers to trade;

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  reduced protection of intellectual property rights;

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  regional political and economic instability; and

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  fluctuations in currency exchange rates.

The loss of the services of our senior executives and key personnel would likely cause our business to suffer.

    Our success depends to a significant degree on the performance of the senior management team and other key employees. The loss of any of these individuals could harm our business. We do not have employment agreements with several of our executives or with any other key employees, and we do not maintain key person life insurance for any officers or key employees.

    Our success also depends on our ability to attract, integrate, motivate and retain additional highly skilled technical, sales and marketing and professional services personnel. Competition for qualified personnel in the e-Learning and enterprise software industries is intense. To the extent we are unable to attract and retain a sufficient number of additional skilled personnel, our business will suffer.

Our software may contain defects or otherwise perform improperly.

    Our Aspen platform was released in September 2001. Software products frequently contain errors or failures, especially when first introduced or when new versions are released. In the past, we have discovered errors in our products after their initial release. Because our e-Learning products are complex software packages targeted at enterprise customers in an emerging market, customers and potential customers may have a greater sensitivity to product defects or product integration than the market for software products generally. Product defects could result in loss of revenue or delay in market acceptance, diversion of development resources, damage to our reputation, or increased service and warranty costs.

Our intellectual property may become subject to legal challenges, unauthorized use or infringement, any of which could diminish the value of our products and services.

    Our success depends in large part on our proprietary technology. We rely on a combination of copyrights, trademarks, trade secret laws, restrictions on disclosure and other methods to protect our proprietary technology. While we have patent applications pending, we do not have issued patents for any of the technology underlying our Aspen platform. If we fail to successfully enforce our intellectual property rights, the value of these rights, and consequently the value of our products and services to our customers, could diminish substantially. It may be possible for third parties to copy or otherwise obtain and use our intellectual property or trade secrets without our authorization, and it may be possible for third parties to independently develop substantially equivalent intellectual property.

    Litigation may be necessary in the future to enforce our intellectual property rights, to protect trade secrets or to determine the validity and scope of the proprietary rights of others. From time to time we have received, and may in the future receive, notice of claims of infringement of other parties' proprietary rights. Such claims could result in costly litigation and could divert management and technical resources. They could also delay product shipment or require us to develop non-infringing technology or enter into royalty or licensing agreements, which agreements may not be available on reasonable terms, or at all.

An increase in the traffic may strain our hosted e-Learning systems, and our hosted e-Learning systems are vulnerable to other technical malfunctions.

    The systems that support our hosted e-Learning network may be unable to accommodate an increased volume of traffic. Internet sites and service providers have been subject to denial of service attacks, in which unauthorized persons intentionally overload systems with a heavy volume of traffic. Consequently, our hosted e-Learning systems may experience slower response times or other problems. In addition, we depend on Internet service providers and telecommunications companies and the efficient operation of their computer networks and other computer equipment for the operation and delivery of our hosted e-Learning solutions. Each of these has experienced significant outages in the past and could experience outages, delays and other difficulties due to system failures unrelated to our systems. Any delays in response time or performance problems could cause users to perceive our systems as not functioning properly and therefore not use our hosted e-Learning solutions for their training needs.

Security and privacy breaches could subject us to litigation and liability and deter consumers from using our hosted e-Learning solutions.

    Our hosted e-Learning solutions are often delivered over the Internet. The Internet is a public network and data is sent over this network from many sources. Although we take reasonable steps to ensure the security of our hosted solutions, computer viruses could be introduced into our systems or those of our customers, which could disrupt our hosted e-Learning solutions or make them inaccessible to users. In addition, well-publicized Internet security breaches could deter customers from using the Internet to conduct transactions that involve the transmission of confidential information. We cannot predict the extent to which transactions over the Internet will be, or will be perceived to be, secure against breaches by third parties. As a result, we cannot be certain the Internet ultimately will become widely accepted for the delivery of e-Learning solutions.

    We could become subject to litigation and liability if third parties penetrate security for our hosted e-Learning solutions or otherwise misappropriate our users' confidential information. Advances in computer capabilities, new discoveries in the field of cryptography or other technological events or developments could result in compromises or breaches of our security systems. Anyone who circumvents our security measures could misappropriate proprietary information or cause interruptions in our services or operations. We may be required to expend significant capital and other resources to protect against the threat of security breaches or to alleviate problems caused by breaches. Furthermore, to the extent that our hosted e-Learning solutions may involve the storage and transmission of proprietary information, security breaches could expose us to a risk of loss or litigation and possible liability.

We depend heavily on third-party technology, the loss of which could materially harm our business.

    We use licensed third-party technology in our products and in our e-Learning solutions. Future licenses to this technology may not be available to us on commercially reasonable terms, or at all. The loss of or inability to obtain or maintain any of these technology licenses could result in delays in the introduction of new products or could force us to discontinue offering portions of our e-Learning solutions until equivalent technology, if available, is identified, licensed and integrated. Furthermore, we may become subjected to legal claims related to licensed technology based on defamation, negligence, product liability, infringement of intellectual property or other legal theories.

We may not be able to adapt to the rapidly changing technology and evolving industry standards.

    The e-Learning market is characterized by rapidly changing technologies, frequent new product and service introductions, short development cycles and evolving industry standards. The introduction of new products and services embodying new technologies and the emergence of new industry standards may render our products and services obsolete. Our success depends on our ability to adapt to a rapidly changing landscape and to offer new products and services to address our customers' changing demands. We may experience difficulties that delay or prevent the successful design, development, introduction or marketing of our products and services. To the extent we in fact experience such delays, we may experience difficulty in attracting new customers and may lose existing ones.

We face the risk of liability for failures to meet unique customer requirements, and the risk of cost overruns on fixed-price projects.

    The failure or inability to meet a customer's unique expectations or requirements in the performance of services could impair our reputation or result in a claim for damages, regardless of our responsibility for the failure. Although generally we attempt to limit contractually our liability for damages arising from product defects and other mistakes in rendering professional services, these contractual protections are not always obtained and may not be enforced or otherwise may not protect us from liability. Our insurance may not be sufficient to cover any of these claims.

    In addition, many of our professional services projects are performed on a fixed-price basis rather than on a time and materials basis. If we do not accurately predict the costs of these projects, we could incur unexpected costs. If we do not complete fixed-price engagements within budget, on time and to clients' satisfaction, we bear the risk of cost overruns.

Our debt covenants may significantly restrict our operations.

    We are subject to numerous covenants in our agreement with Silicon Valley Bank that impose financial and operating restrictions on our business. These restrictions may affect our ability to operate our business, may limit our ability to take advantage of potential business opportunities as they arise, and may adversely affect the conduct of our current business. These covenants place restrictions on our ability to, among other things:

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  incur more debt;

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  pay dividends, redeem or repurchase our stock or make other distributions;

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  make acquisitions or investments;

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  use assets as security in other transactions;

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  enter into transactions with affiliates;

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  merge or consolidate with others;

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  dispose of assets or use asset sale proceeds;

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  create liens on our assets; and

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  extend credit.

    In addition, the terms of our indebtedness require that we meet certain financial ratios and tests. The covenants governing our existing indebtedness restrict our operations and those of our subsidiaries, and these limitations could impair our ability to meet such financial ratios and tests. In addition, our ability to meet these ratios and tests and to comply with other provisions governing our indebtedness may be affected by changes in economic or business conditions or other events beyond our control. Moreover, our failure to comply with our debt-related obligations could result in an event of default which, if not cured or waived, could result in an acceleration of our indebtedness.

Risks Related to this Resale Offer

The issuance of common stock by us at a price per share less than the stated exercise price during the term of certain warrants will cause dilution to our stockholders by lowering the exercise price of the warrants.

    In connection with the private placement of shares of common stock, we issued warrants to purchase an aggregate of 1,840,000 shares of our common stock at an initial exercise price of $4.00 per share, as well as warrants to purchase an aggregate of 122,400 shares of our common stock at an initial exercise price of $2.50 per share. These warrants contain anti-dilution provisions that would result in the reduction of the exercise price in the event of certain issuances by us of common stock or rights to purchase common stock at a price below the then-current exercise price, subject to customary exceptions.

    For a period of one year from the date of issuance, the issuance by us of common stock or rights to purchase common stock at a price below the then-effective exercise price per share for aggregate consideration in excess of $2.5 million will cause the exercise price of the warrants to be lowered to the price per share at which we issued the new common stock or rights to purchase common stock, subject to customary exceptions. Until such issuances in the first year reach the $2.5 million aggregate purchase price, and in all events following that initial one-year period, any issuances of common stock or rights to purchase common stock at a price below the exercise price in effect on the date of issuance will, subject to customary exceptions, cause a weighted average adjustment to the exercise price of the warrant.

Failure by us to maintain this prospectus for use by the selling stockholders may result in the issuance of additional securities to the selling stockholders at no additional consideration, which may further dilute our stockholders.

    If for any reason this prospectus is unavailable to the selling stockholders for a period of 15 days or more, we are required under the terms of a registration rights agreement entered into between us and the selling stockholders to pay such holders liquidated damages in an amount equal to 5% of the number of shares of common stock purchased by such holder as part of our private placement. In addition, the selling stockholders will be entitled to additional shares of common stock equal to 2% of the number of common shares originally purchased by such holder for each additional month that such default continues. If we do not have sufficient authorized stock to cover these liquidated damages, we will be required to pay each holder cash in an amount determined by the number of additional shares over the authorized common we have available for issuance that such holder would have received as liquidated damages multiplied by $2.50.

Our stock price has been and may continue to be volatile.

    The trading price of our common stock has been and is likely to continue to be highly volatile. For example, during the 52-week period ended January 11, 2002, the price of our common stock ranged from $10.125 to $1.00 per share. Our stock price is subject to continued fluctuations in response to a number of factors, including:

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  actual or anticipated variations in quarterly operating results;

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  changes in financial estimates or recommendations by securities analysts;

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  conditions or trends in the e-Learning and enterprise software markets;

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  announcements by us or our competitors of technological innovations, new products or services;

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  announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

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  additions or departures of key personnel;

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  sales of our common stock; and

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  general market conditions.

    The stock market in general, and the market for enterprise software and technology companies in particular, recently has experienced extreme price and volume fluctuations that have been unrelated or disproportionate to the operating performance of many of the affected companies. These broad market and industry factors may depress our stock price, regardless of our operating performance.

    In the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management's attention, which could seriously harm our business.

We have adopted antitakeover provisions that could make the sale of Click2learn more difficult.

    Our certificate of incorporation and bylaws contain provisions that could make it more difficult for a third party to acquire us without the consent of our board of directors. Included among these provisions are those providing for a staggered board, advance notice of stockholder proposals and nominations and restrictions on the persons that may call special stockholder meetings. These provisions may delay or prevent a change of control of Click2learn, even if this change of control would benefit our stockholders.

USE OF PROCEEDS

        We will not receive any of the proceeds from the sale of the common stock offered in this prospectus. If the warrants described under "Selling Stockholders" are exercised for cash, then we would receive the proceeds from the exercise of the warrants.

SELLING STOCKHOLDERS

        Certain of the selling stockholders purchased an aggregate of 3,680,000 shares of common stock in a private placement transaction dated as of November 15, 2001. Those selling stockholders also received warrants at that time to purchase an aggregate of 1,840,000 shares of common stock at an exercise price of $4.00 per share, and some selling stockholders received warrants at that time to purchase an aggregate of 122,400 shares of common stock at an exercise price of $2.50 per share. Subsequent to the close of the private placement, the remaining selling stockholders acquired their securities from one of the initial recipients of warrants in a private resale transaction. The warrants issued to the selling stockholders prohibit the holders thereof from exercising their warrants to the extent that such exercise would result in a holder, together with any affiliate thereof, beneficially owning in excess of 4.999% or 9.999% of the outstanding shares of common stock following such exercise, as the case may be. Such restrictions may be waived by a holder as to itself upon not less than 61 days notice to us.

        We have registered for resale the shares sold in the private placement and issuable on exercise of the warrants to permit the selling stockholders and their pledgees, donees, transferees or other successors in interest that receive their shares from the selling stockholders as a gift, partnership distribution or another nonsale-related transfer after the date of this prospectus to resell the shares when they deem appropriate. To the best of our knowledge, except as noted below and except for the ownership of the shares offered in this prospectus, the warrants or other of our securities, none of the selling stockholders had a material relationship with us within the past three years.

        In the purchase agreement, each of the selling stockholders that purchased shares of common stock represented that it had acquired the shares for investment purposes only and with no present intention of distributing those shares, except in compliance with all applicable securities laws. In addition, each of the selling stockholders who was a party to the purchase agreement represented that it qualifies as an "accredited investor" as such term is defined in Rule 501 under the Securities Act. We agreed in a registration rights agreement signed in connection with the purchase agreement to prepare and file a registration statement as soon as practicable and to bear all expenses, including up to $5,000 in fees and expenses of counsel for the selling stockholders, but not including underwriting discounts and commissions and brokerage commissions and fees. Accordingly, in recognition of the fact that the selling stockholders, even though each purchased the shares without a view to distribution, may wish to be legally permitted to sell the shares each deems appropriate, we filed with the SEC a registration statement on Form S-3, of which this prospectus forms a part. We have also agreed to prepare and file any amendments and supplements to the registration statement as may be necessary to keep the registration statement effective until the earlier of the date on which the shares offered in this prospectus have been sold or may be resold by the selling stockholders without registration and without regard to volume limitations under Rule 144 of the Securities Act or any other rule of similar effect.

        The following table sets forth as of January 17, 2002, the names of the selling stockholders, the number of shares of common stock owned beneficially by each selling stockholder before and after this offering and the number of shares which may be offered pursuant to this prospectus. This information is based on information provided by the selling stockholders. In addition, the selling shareholders identified below may have sold, transferred or otherwise disposed of all or a portion of their shares since the date on which they provided the information regarding their shares in transactions exempt from the registration requirements of the Securities Act.

        Please be aware that the percentage of shares noted as beneficially owned is based on 24,104,009 shares outstanding as of January 11, 2002. In addition, shares of common stock subject to warrants are, subject to the footnotes below, deemed outstanding for the purpose of computing the percentage ownership of the person holding such warrants, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. The table assumes that each of the selling stockholders sells all of the shares offered by it in this offering. However, we are unable to determine the exact number of shares that actually will be sold or when or if such sales will occur. The shares are being registered to permit public secondary trading of the shares and the selling stockholders may offer the shares for resale from time to time.

	Shares Beneficially Owned Prior to Offering				Shares Beneficially Owned After Offering(1)
Name			Number of Shares Being Offered
	Number	Percent			Number	Percent
Harold Blue	1,920	*	1,920	(2)	0	*
Commonwealth Associates, L.P.	12,220	*	12,220	(3)	0	*
ComVest Venture Partners, L.P.	606,000	2.514	606,000	(4)	0	*
James J. Didion	290,000	1.203	270,000	(5)	20,000	*
Michael Falk	4,800	*	4,800	(6)	0	*
Anthony J. Giardina	240	*	240	(7)	0	*
Jefferies & Company, Inc.	92,400	*	92,400	(8)	0	*
Carl Kleidman	960	*	960	(9)	0	*
Robert O'Sullivan	480	*	480	(10)	0	*
Walter V. Stafford	30,000	*	30,000	(11)	0	*
Strong River Investments, Inc.	1,204,959	4.999	1,740,000	(12)	17,100	*
Inder Tallur	960	*	960	(13)	0	*
Vertical Ventures, LLC	285,000	1.182	285,000	(14)	0	*
Vertical Ventures Investments, LLC	795,000	3.298	795,000	(15)	0	*
Thom Waye	1,940	*	1,940	(16)	0	*
Joseph P. Wynne	480	*	480	(17)	0	*
ZLP Master Technology Fund, Ltd	1,204,959	4.999	1,800,000	(18)	0	*

*
Less than 1%
(1)
Assumes the sale of all shares offered in this prospectus and no other purchases or sales of our common stock.
(2)
The number of shares set forth for Shares Beneficially Owned Prior to Offering and Number of Shares Being Offered consists of 1,920 shares of common stock issuable to the selling stockholder on exercise of a warrant with an exercise price of $2.50 per share, subject to the 4.999% and 9.999% limitations on exercise described in this section.
(3)
The number of shares set forth for Shares Beneficially Owned Prior to Offering and Number of Shares Being Offered consists of an aggregate of 12,220 shares of common stock issuable to the selling stockholder on exercise of warrants granted in connection with the private placement with an exercise price of $2.50 per share, subject to the 4.999% and 9.999% limitations on exercise described in this section.
(4)
The number of shares set forth for Shares Beneficially Owned Prior to Offering and Number of Shares Being Offered includes 200,000 shares of common stock issuable on exercise of a warrant granted to the selling stockholder in connection with the private placement with an exercise price of $4.00 per share and 6,000 shares of common stock issuable on exercise of a warrant granted to the selling stockholder with an exercise price of $2.50 per share; both of these warrants are subject to the 4.999% and 9.999% limitations on exercise described in this section.
(5)
The number of shares set forth for Shares Beneficially Owned Prior to Offering and Number of Shares Being Offered includes 90,000 shares of common stock issuable on exercise of a warrant granted to the selling stockholder in connection with the private placement with an exercise price of $4.00 per share, subject to the 4.999% and 9.999% limitations on exercise described in this section.

(6)
The number of shares set forth for Shares Beneficially Owned Prior to Offering and Number of Shares Being Offered consists of 4,800 shares of common stock issuable to the selling stockholder on exercise of a warrant with an exercise price of $2.50 per share, subject to the 4.999% and 9.999% limitations on exercise described in this section.
(7)
The number of shares set forth for Shares Beneficially Owned Prior to Offering and Number of Shares Being Offered consists of 240 shares of common stock issuable to the selling stockholder on exercise of a warrant with an exercise price of $2.50 per share, subject to the 4.999% and 9.999% limitations on exercise described in this section.
(8)
The number of shares set forth for Shares Beneficially Owned Prior to Offering and Number of Shares Being Offered consists of an aggregate 92,400 shares of common stock issuable to the selling stockholder on exercise of warrants granted in connection with the private placement with an exercise price of $2.50 per share, subject to the 4.999% and 9.999% limitations described in this section. Jefferies & Company, Inc. acted as placement agent in connection with the private placement transaction dated as of November 15, 2001.
(9)
The number of shares set forth for Shares Beneficially Owned Prior to Offering and Number of Shares Being Offered consists of 960 shares of common stock issuable to the selling stockholder on exercise of a warrant with an exercise price of $2.50 per share, subject to the 4.999% and 9.999% limitations on exercise described in this section.
(10)
The number of shares set forth for Shares Beneficially Owned Prior to Offering and Number of Shares Being Offered consists of 480 shares of common stock issuable to the selling stockholder on exercise of a warrant with an exercise price of $2.50 per share, subject to the 4.999% and 9.999% limitations on exercise described in this section.
(11)
The number of shares set forth for Shares Beneficially Owned Prior to Offering and Number of Shares Being Offered includes 10,000 shares of common stock issuable on exercise of a warrant granted to the selling stockholder in connection with the private placement with an exercise price of $4.00 per share, subject to the 4.999% and 9.999% limitations on exercise described in this section.
(12)
The Number of Shares Being Offered includes an aggregate of 580,000 shares of common stock issuable on exercise of warrants granted to the selling stockholder with an exercise price of $4.00 per share, subject to the 4.999% and 9.999% limitations on exercise described in this section. Shares Beneficially Owned Prior to Offering excludes 535,041 of those warrant shares because such shares cannot be issued within 60 days of the date of this prospectus based on the selling stockholder's current ownership percentage due to the 4.999% limitation.
(13)
The number of shares set forth for Shares Beneficially Owned Prior to Offering and Number of Shares Being Offered consists of 960 shares of common stock issuable to the selling stockholder on exercise of a warrant with an exercise price of $2.50 per share, subject to the 4.999% and 9.999% limitations on exercise described in this section.
(14)
The number of shares set forth for Shares Beneficially Owned Prior to Offering and Number of Shares Being Offered includes 95,000 shares of common stock issuable on exercise of a warrant granted to the selling stockholder in connection with the private placement with an exercise price of $4.00 per share, subject to the 4.999% and 9.999% limitations on exercise described in this section.
(15)
The number of shares set forth for Shares Beneficially Owned Prior to Offering and Number of Shares Being Offered includes 265,000 shares of common stock issuable on exercise of a warrant granted to the selling stockholder in connection with the private placement with an exercise price of $4.00 per share, subject to the 4.999% and 9.999% limitations on exercise described in this section.
(16)
The number of shares set forth for Shares Beneficially Owned Prior to Offering and Number of Shares Being Offered consists of 1,940 shares of common stock issuable to the selling stockholder on exercise of a warrant with an exercise price of $2.50 per share, subject to the 4.999% and 9.999% limitations on exercise described in this section.
(17)
The number of shares set forth for Shares Beneficially Owned Prior to Offering and Number of Shares Being Offered consists of 480 shares of common stock issuable to the selling stockholder on exercise of a warrant with an exercise price of $2.50 per share, subject to the 4.999% and 9.999% limitations on exercise described in this section.
(18)
The Number of Shares Being Offered includes an aggregate of 600,000 shares of common stock issuable on exercise of warrants granted to the selling stockholder with an exercise price of $4.00 per share, subject to the 4.999% and 9.999% limitations on exercise described in this section. Shares Beneficially Owned Prior to Offering excludes 595,041 of those warrant shares because such shares cannot be issued within 60 days of the date of this prospectus based on the selling stockholder's current ownership percentage due to the 4.999% limitation.

PLAN OF DISTRIBUTION

        We are registering all 5,642,400 shares on behalf of the selling stockholders. The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time-to-time, sell any or all of their shares of common stock on the Nasdaq National Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. We cannot guarantee that the selling stockholders will sell any or all of these shares. The selling stockholders may use any one or more of the following methods when selling shares:

  •
  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  •
  block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  •
  an exchange distribution in accordance with the rules of the applicable exchange;

  •
  privately negotiated transactions;

  •
  short sales;

  •
  an agreement between one or more of the selling stockholders and one or more broker-dealers to sell a specified number of such shares at a stipulated price per share

  •
  a combination of any such methods of sale; and

  •
  any other method permitted pursuant to applicable law.

        In connection with distributions of such shares or otherwise, the selling stockholders may enter into hedging transactions in the course of which broker-dealers may engage in short sales, short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities with broker-dealers. The selling stockholders also may sell our common stock short and redeliver the shares to close out such short positions. The selling stockholders may enter into option or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer the shares under this prospectus, as supplemented or amended to reflect such transaction. The selling stockholders also may loan or pledge the shares to a broker-dealer under the margin provisions of customer agreements or otherwise, and, upon default, such broker-dealer may sell the pledged shares pursuant to this prospectus.

        The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock or warrants owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders may also transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus.

        Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as an agent for the purchaser of the shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. The selling stockholders may agree to indemnify any agent, broker or dealer that participates in transactions involving shares of the common stock against certain liabilities, including liabilities arising under the Securities Act.

        At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed. Such prospectus supplement will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other items constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed sales price to the public.

        The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

        The company is required to pay all fees and expenses incident to the registration of the shares, including certain fees and disbursements of counsel to the selling stockholders. The company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

        The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

        We have the right, upon written notice to the selling stockholders, to require the selling stockholders to suspend open market offers and sales of the shares in certain circumstances. We have agreed to use our best efforts to limit such suspensions to two 30-business day periods in any twelve-month period.

        We entered into a registration rights agreement for the benefit of the selling stockholders to register for resale their common stock under applicable federal and state securities laws under certain circumstances and for a certain period of time. The registration rights agreement provides for the cross-indemnification of the selling stockholders and us and the selling stockholders' directors, officers and controlling persons against certain liabilities in connection with the offer and sale of the common stock, including liabilities under the Securities Act.

        The selling stockholders and other persons participating in the sale or distribution of the shares will be subject to the provisions of the Exchange Act and its associated rules and regulations, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholders and other such persons.

LEGAL MATTERS

        Certain legal matters in connection with the common stock offered by this prospectus have been passed upon for us by Perkins Coie LLP, Seattle, Washington.

EXPERTS

        The consolidated balance sheets of Click2learn, Inc., and subsidiaries as of December 31, 2000 and 1999 and the consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000 and the related financial statement schedule, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

    The following table sets forth the costs and expenses, other than underwriting discounts, payable by the registrant in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee.

SEC registration fee	$3,459
Legal fees and expenses	$30,000
Accounting fees and expenses	$10,000
Miscellaneous fees and expenses	$30,000

Total	$73,459

Item 15. Indemnification of Directors and Officers

    As permitted by the Delaware General Corporation Law, our Amended and Restated Certificate of Incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the us or our stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases) or (iv) for any transaction from which the director derived an improper personal benefit. As permitted by the Delaware General Corporation Law, our Bylaws provide that (i) we are required to indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions, (ii) we may indemnify our other employees and agents to the extent that we indemnify our officers and directors, unless otherwise required by law, our Amended and Restated Certificate of Incorporation, our Bylaws or agreements, (iii) we are required to advance expenses, as incurred, to our directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions and (iv) the rights conferred in the Bylaws are not exclusive.

    We have entered into Indemnification Agreements with each of our current directors and executive officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in our Amended and Restated Certificate of Incorporation and Bylaws and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

Item 16. Exhibits

    The following exhibits are filed herewith or incorporated by reference herein:

4.1	Registrant's Amended and Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 3.1 of the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001).
4.2	Registrant's Bylaws (incorporated herein by reference to Exhibit 3.06 of the Registrant's Registration Statement on Form S-1 (File No. 333-49037) and incorporated herein by reference ("Form S-1")).

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4.3		Form of Specimen Certificate for Registrant's Common Stock (incorporated herein by reference to Exhibit 4.03 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 1999).
4.4		Purchase Agreement dated as of November 15, 2001 (incorporated herein by reference to Exhibit 4.1 of the Registrant's 8-K dated November 15, 2001).
4.5		Registration Rights Agreement dated as of November 15, 2001 (incorporated herein by reference to Exhibit 4.2 of the Registrant's 8-K dated November 15, 2001).
4.6		Form of Warrant to purchase Common Stock (incorporated herein by reference to Exhibit 4.3 of the Registrant's 8-K dated November 15, 2001).
5.1	*	Opinion of Perkins Coie LLP regarding the legality of common stock.
23.1		Independent Auditors' Consent.
23.2	*	Consent of Perkins Coie LLP (included in Exhibit 5.1).
24.1	*	Power of Attorney (see page II-4 of initial filing of this Form S-3).

*
Previously filed.

Item 17. Undertakings

    A.  The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

  provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    B.  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    C.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunder duly authorized, in the City of Bellevue, State of Washington, on the 18th day of January, 2002.

CLICK2LEARN, INC.
By:	/s/ JOHN D. ATHERLY
John D. Atherly Vice President, Finance and Administration and Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities indicated below on the 18th day of January, 2002.

Signature	Title

/s/ KEVIN M. OAKES Kevin M. Oakes	President, Chief Executive Officer and Chairman of the Board (principal executive officer)
/s/ JOHN D. ATHERLY John D. Atherly	Vice President, Finance and Administration and Chief Financial Officer (principal financial and accounting officer)
* Bert Kolde	Director
* Joseph DiNucci	Director
* Edward Harris	Director
* Shelley Harrison, Ph.D.	Director
* Jonathan D. Klein	Director
* Sally Narodick	Director
* Ronald S. Posner	Director

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Vijay Vashee	Director
*By:	/s/ JOHN D. ATHERLY
John D. Atherly Attorney-in-Fact

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EXHIBIT INDEX

Exhibit Number
4.1
Registrant's Amended and Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 3.1 of the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001).
4.2		Registrant's Bylaws (incorporated herein by reference to Exhibit 3.06 of the Registrant's Registration Statement on Form S-1 (File No. 333-49037) and incorporated herein by reference ("Form S-1")).
4.3		Form of Specimen Certificate for Registrant's Common Stock (incorporated herein by reference to Exhibit 4.03 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 1999).
4.4		Purchase Agreement dated as of November 15, 2001 (incorporated herein by reference to Exhibit 4.1 of the Registrant's 8-K dated November 15, 2001).
4.5		Registration Rights Agreement dated as of November 15, 2001 (incorporated herein by reference to Exhibit 4.2 of the Registrant's 8-K dated November 15, 2001).
4.6		Form of Warrant to purchase Common Stock (incorporated herein by reference to Exhibit 4.3 of the Registrant's 8-K dated November 15, 2001).
5.1	*	Opinion of Perkins Coie LLP regarding the legality of common stock.
23.1		Independent Auditors' Consent.
23.2	*	Consent of Perkins Coie LLP (included in Exhibit 5.1).
24.1	*	Power of Attorney (see page II-4 of initial filing of this Form S-3).

*
Previously filed.

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